Exhibit (a)(1)(v)

RED ROBIN GOURMET BURGERS, INC.

OFFER TO PURCHASE OUTSTANDING STOCK OPTIONS FOR CASH

ELECTION WITHDRAWAL NOTICE

If you have elected to participate in Red Robin Gourmet Burgers, Inc.’s (the “Company”) offer to purchase outstanding stock options for cash (the “Offer”), as described in the Offer to Purchase Outstanding Stock Options For Cash, including the exhibits attached thereto (collectively, the “Offering Document”), dated January 14, 2009, and you subsequently decide to decline to participate, you can withdraw your Election Form at any time before the Offer expires at 11:59 p.m., Mountain Time, on February 11, 2009.  If we extend the Offer beyond that time, you may withdraw your Election Form at any time before the expiration of the extended expiration date.

To withdraw the Election Form that you previously delivered to the Company, you must:

•      Sign this Election Withdrawal Notice and write the date and time beside your signature; and

•      Deliver this Election Withdrawal Notice to the Company as directed below for receipt by 11:59 p.m., Mountain Time, on February 11, 2009.

This Election Withdrawal Notice will not be effective unless the Company receives this Election Withdrawal Notice prior to the expiration of the Offer, and it is properly completed, signed, and delivered to the Company by one of the following methods:

•      Faxed to: (866) 316-1931;

•      Mailed or hand delivered to (not by interoffice mail): Red Robin Gourmet Burgers, Inc., Attention: Stock Option Tender Offer Administration, 6312 South Fiddler’s Green Circle, Suite 200N, Greenwood Village, CO 80111; or

•      Scanned and e-mailed to: StockOptionTenderOffer@redrobin.com.

If you have any questions about the election or withdrawal process, please send an e-mail to StockOptionTenderOffer@redrobin.com.  You may also call (866) 316-1897.  You will have the ability to leave a voice message at this number.

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ELECTION WITHDRAWAL NOTICE

I have reviewed and received the Offering Document, and ELECT NOT TO PARTICIPATE in the Offer. I hereby withdraw any and all elections by me to participate that bear an earlier date and time.  I understand that by delivering this Election Withdrawal Notice to the Company, I will not receive a cash payment, and I will keep my existing stock options.  No changes will be made to the terms of any of my existing stock options and such options will continue to vest or expire according to their normal schedule.

Signature Instructions: You must complete and sign this Election Withdrawal Notice exactly as your name appears on the award agreement(s) evidencing the outstanding options stock options you previously tendered in your Election Form. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, or another person acting in a fiduciary or representative capacity, please set forth the signer’s full title and include with this notice of withdrawal proper evidence of the authority of such person to act in such capacity.

Date & Time	Signature	Print Employee Name

[SIGNATURE PAGE TO ELECTION WITHDRAWAL NOTICE]